Press Release	Source: LitFunding Corp.

LitFunding Announces Financing Term Sheet for $3,000,000 Equity Line of Credit

Monday December 12, 8:00 am ET

LAS VEGAS, Dec. 12 -- LitFunding Corp. (OTC Bulletin Board: LFDG - News) is pleased to announce it has executed a term sheet with Imperial Capital Holdings for a two-year equity line of credit for up to $3,000,000. Definitive agreements and a registration statement covering shares of LitFunding's common stock underlying the equity line of credit are anticipated to be completed in the first quarter of 2006.

"This financing is anticipated to greatly enhance our business model and significantly improve our cash flow deficiencies. We look forward to a long and productive relationship with Imperial," stated Morton Reed, CEO of LitFunding.

About the Equity Line

Under the equity line of credit, LitFunding will be able to require Imperial to purchase up to $3,000,000 of its common stock over a two-year period commencing on the date a registration statement is declared effective by the SEC covering shares of LitFunding's common stock underlying the equity line of credit. These funds will be able to be drawn at LitFunding's discretion based upon certain funding requirements and based upon a purchase price of 93% of the market price of LitFunding's common stock, as calculated in accordance with the terms of the equity line of credit. The maximum amount of each draw will be limited to $250,000. Actual final terms and conditions of the Equity Line of Credit will be filed in a Form 8-K with the SEC when definitive agreements are finalized between LitFunding and Imperial.

About LitFunding Corp.

LFDG, through its wholly owned subsidiary LitFunding USA, remains one of the nation's largest public companies specializing in the funding of litigation primarily through plaintiffs' attorneys. LitFunding is in the litigation funding business concentrating on making advances to plaintiffs' attorneys primarily in the areas of personal injury. A fee is earned by LitFunding when any lawsuits it funds are settled or otherwise concluded by a court ruling. At that time, both the funds advanced and the fee contractually agreed to are repaid.

The statements in this press release regarding the Imperial equity line of credit, benefits of the equity line of credit, the impact of the equity line of credit on LFDG's business model, availability of funds under the equity line of credit, the ability of the line of credit to improve LFDG's cash flow deficiencies, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continued ability of LFDG to provide its litigation funding services, costs of operations, delays, and any other difficulties related to LFDG's business operations, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements LFDG makes in this news release include market conditions and those set forth in reports or documents it files from time to time with the SEC. LFDG undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

LitFunding Corp., Las Vegas

Michelle DeMuth, 702-317-1610